Exhibit 99.1

PRESS RELEASE

INNOSPEC REPORTS FIRST QUARTER 2019 FINANCIAL RESULTS

Strong sales growth up 8 percent; Semi-annual dividend increased 14 percent

Operating income up 25 percent; All strategic businesses delivered growth

Increase in GAAP EPS of 30 percent; Adjusted non-GAAP EPS up 23 percent

Englewood, CO – May 7, 2019 – Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the first quarter ended March 31, 2019. The Company also announced the declaration of its semi-annual dividend of $0.50 per common share for the first half of 2019, representing an increase of 14 percent. This dividend will be paid on May 30, 2019, to shareholders on the record at May 21, 2019.

Total net sales for the quarter were $388.3 million, an 8 percent increase from the $360.7 million reported in the corresponding quarter last year. Net income was $28.7 million, or $1.17 per diluted share, compared to $22.2 million, or $0.90 per diluted share, recorded a year ago. Adjusted EBITDA for the quarter was $51.7 million, an 18 percent increase from $43.9 million in the first quarter of 2018.

Results for this quarter include special items summarized in the table below. Excluding these items, adjusted non-GAAP EPS was $1.25 per diluted share, compared to $1.02 per diluted share a year ago, a 23 percent increase. Innospec closed the quarter in a net debt position of $86.9 million. Cash generation for the quarter was positive with net cash provided by operating activities of $13.2 million, before capital expenditures and software capitalization of $11.2 million, which included $3.8 million for the purchase of our site at Herne, Germany.

Adjusted EBITDA, income before income taxes and net income excluding special items, and related per-share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended March 31, 2019			Quarter ended March 31, 2018
(in millions, except share and per share data)	Income before income taxes	Net income	Diluted EPS	Income before income taxes	Net income	Diluted EPS
Reported GAAP amounts	$38.8	$28.7	$1.17	$29.7	$22.2	$0.90

Amortization of acquired intangible assets	4.6	3.6	0.14	4.6	3.7	0.15
Foreign currency exchange gains	(2.3)	(1.7)	(0.07)	(1.0)	(0.8)	(0.03)
Adjustment of income tax provisions	—	0.2	0.01	—	—	—

	2.3	2.1	0.08	3.6	2.9	0.12

Adjusted non-GAAP amounts	$41.1	$30.8	$1.25	$33.3	$25.1	$1.02

Commenting on the first quarter results, Patrick S. Williams, President and Chief Executive Officer, said,

“I am very pleased to report another strong quarter of growth. We have again significantly increased sales, operating income and EPS. All our strategic business units have contributed to this growth, confirming the strength of our strategy.”

“This has been achieved despite the higher than anticipated costs driven by share-based compensation accruals, as our share price rose by 35 percent during the quarter impacting EPS by 23 cents. Even with this increase, we believe an improvement of 23 percent in adjusted EPS is an excellent result.”

“Fuel Specialties continued its track record of growth with another very good quarter, improving both sales and margins to deliver a 17 percent improvement in operating income. All three regions contributed to this success.”

“Although Performance Chemicals sales were flat against a strong quarter last year, the headline numbers were impacted by currency movements. Gross margins continue to improve and together with controlling costs allowed the business to post a 12 percent improvement in operating income. We continue to be delighted by the customers response to our innovative new products.”

“Once again, Oilfield Services outpaced the market, delivering a 23 percent increase in sales, and more than doubling operating income compared to the same quarter last year. While conditions in this market remain challenging, we are pleased to have further expanded sales both with existing and new customers across our target basins.”

“As we expected, there were no sales in Octane Additives during the quarter. We have no further orders on hand, but indications from our one remaining customer are that there will be a final order towards the end of Q2 or early in Q3.”

Revenues in Fuel Specialties were $156.0 million for the quarter, a 9 percent increase from $143.4 million last year driven by volume growth of 8 percent and a positive price/mix variance of 5 percent offset by a negative currency impact of 4 percent. Gross margins were up 1.9 percentage points on last year’s quarter to 35.7 percent. Operating income improved by 17 percent to $32.9 million, compared to $28.2 million in the same quarter last year.

In Performance Chemicals, revenues of $118.1 million were down 5 percent from $124.0 million a year ago and while volumes and price/mix were unchanged, there was a negative currency impact of 5 percent. As we anticipated, gross margins improved to 22.5 percent from 20.5 percent a year ago reflecting continued delivery of our improvement projects. Overall, operating income increased to $13.5 million, up 12 percent from $12.1 million a year ago.

Revenues in Oilfield Services for the quarter were $114.2 million, up 23 percent from $92.9 million in the first quarter of 2018. Volume growth of 6 percent was augmented by a price/mix benefit of 17 percent. Gross margins were down 0.8 percentage points on the comparable quarter. The Oilfield Services business delivered an operating income of $7.8 million for the quarter which was more than double the $3.0 million reported a year ago.

As we anticipated there were no Octane Additives revenues in the quarter compared to $0.4 million a year ago, which resulted in an operating loss of $2.8 million for the quarter, compared to a loss of $1.4 million in last year’s first quarter.

Corporate costs for the quarter were higher than expected at $15.2 million, compared with $13.0 million a year ago due mainly to higher personnel related expenses driven by increased share-based compensation accruals.

The effective tax rate for the quarter was 26.0 percent, compared to 25.3 percent in the same quarter last year.

For the quarter, net cash provided by operating activities was $13.2 million, compared to a cash outflow of $2.0 million a year ago. As of March 31, 2019, Innospec had $123.5 million in cash and cash equivalents and total debt of $210.4 million, resulting in net debt of $86.9 million.

Mr. Williams concluded,

“This has been a really good start to 2019 for Innospec. In a market which is plagued with uncertainty over economic growth and inter-regional trading concerns, we believe our focus on the development of innovative new technologies continues to pay dividends in all of our markets. The 35 percent rise in share price has resulted in higher share-based compensation accruals which increased costs, equivalent to EPS of 23 cents. But even with this headwind, we still delivered an increase of 23 percent in our adjusted EPS.”

“Cash generation was positive which is in contrast with previous first quarters, during which we tend to experience cash outflow. We believe that our balance sheet remains in very good shape.”

“Capital expenditure in the quarter included the acquisition of the land and buildings at our Herne site in Germany. This site is strategically important to Innospec and this investment is a cost-effective alternative to the previous leasing arrangements.”

“I am also pleased that our Board has approved a further increase in our semi-annual dividend to 50 cents per share, which is the twelfth successive increase, continuing our record of returning value to shareholders.”

“We believe that our long-term strategy continues to endure and produce excellent results. As we develop further innovative technology to meet clearly-defined customer needs, we anticipate that our prospects for the rest of this year and beyond remain very attractive.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise adjusted EBITDA, income before income taxes excluding special items, net income excluding special items and related per share amounts together with net debt. Adjusted EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, and amortization. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of amortization of acquired intangible assets, foreign currency exchange gains and adjustment of income tax provisions. Net debt is total debt less cash and cash equivalents. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and the Company has determined that it is appropriate to make this data available to all investors. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management uses adjusted EPS (the most directly comparable GAAP financial measure for which is GAAP EPS) and adjusted net income and adjusted EBITDA (the most directly comparable GAAP financial measure for which is GAAP net income) to allocate resources and evaluate the performance of the Company’s operations. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of adjusted EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 2000 employees in 23 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Fuel Specialties business specializes in manufacturing and supplying fuel additives that improve fuel efficiency, boost engine performance and reduce harmful emissions. Oilfield Services provides specialty chemicals to all elements of the oil & gas exploration and production industry. The Performance Chemicals business creates innovative technology-based solutions for our customers in the Personal Care, Home Care, Agrochemical, Mining and Industrial markets. Octane Additives produces octane improvers to enhance gasoline.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “believes,” “feels” or similar words or expressions, for example) which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future. Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2018 and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports. Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Brian Watt

Innospec Inc.

+44-151-355-3611

Brian.Watt@innospecinc.com

Schedule 1

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31
(in millions, except share and per share data)	2019	2018
Net sales	$388.3	$360.7
Cost of goods sold	(270.5)	(256.2)

Gross profit	117.8	104.5
Operating expenses:
Selling, general and administrative	(72.5)	(67.3)
Research and development	(9.1)	(8.3)

Total operating expenses	(81.6)	(75.6)

Operating income	36.2	28.9
Other income, net	4.1	2.5
Interest expense, net	(1.5)	(1.7)

Income before income taxes	38.8	29.7
Income taxes	(10.1)	(7.5)

Net income	$28.7	$22.2

Earnings per share:
Basic	$1.17	$0.91
Diluted	$1.17	$0.90

Weighted average shares outstanding (in thousands):
Basic	24,437	24,369
Diluted	24,594	24,574

INNOSPEC INC. AND SUBSIDIARIES

Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS

	Three Months Ended March 31
(in millions)	2019	2018
Net sales:
Fuel Specialties	$156.0	$143.4
Performance Chemicals	118.1	124.0
Oilfield Services	114.2	92.9
Octane Additives	—	0.4

	388.3	360.7

Gross profit/(loss):
Fuel Specialties	55.7	48.5
Performance Chemicals	26.6	25.4
Oilfield Services	37.7	31.4
Octane Additives	(2.2)	(0.8)

	117.8	104.5

Operating income/(loss):
Fuel Specialties	32.9	28.2
Performance Chemicals	13.5	12.1
Oilfield Services	7.8	3.0
Octane Additives	(2.8)	(1.4)
Corporate costs	(15.2)	(13.0)

Total operating income	$36.2	$28.9

Schedule 2B

NON-GAAP MEASURES

	Three Months Ended March 31
(in millions)	2019	2018
Net income	$28.7	$22.2
Interest expense, net	1.5	1.7
Income taxes	10.1	7.5
Depreciation and amortization:
Fuel Specialties	0.9	1.0
Performance Chemicals	4.7	5.0
Oilfield Services	4.3	4.1
Octane Additives	0.3	0.3
Corporate costs	1.2	2.1

Adjusted EBITDA	51.7	43.9

Adjusted EBITDA:
Fuel Specialties	33.8	29.2
Performance Chemicals	18.2	17.1
Oilfield Services	12.1	7.1
Octane Additives	(2.5)	(1.1)
Corporate costs	(14.0)	(10.9)

	47.6	41.4
Other income, net	4.1	2.5

Adjusted EBITDA	$51.7	$43.9

Adjusted EBITDA by segment includes operating income relating to the segments, excluding depreciation and amortization.

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	March 31, 2019	December 31, 2018
Assets

Current assets:
Cash and cash equivalents	$123.5	$123.1
Trade and other accounts receivable	296.7	279.7
Inventories	249.1	248.0
Prepaid expenses	11.7	11.6
Prepaid income taxes	1.6	1.5
Other current assets	1.0	—

Total current assets	683.6	663.9

Net property, plant and equipment	199.7	196.4
Goodwill	363.1	364.9
Operating lease right-of-use assets	37.4	—
Other intangible assets	130.4	136.3
Deferred tax assets	8.6	8.8
Pension asset	97.6	95.9
Other non-current assets	6.2	7.2

Total assets	$1,526.6	$1,473.4

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$123.9	$126.8
Accrued liabilities	123.8	132.1
Current portion of long-term debt	21.5	21.4
Current portion of finance leases	1.5	1.8
Current portion of plant closure provisions	5.3	5.9
Current portion of accrued income taxes	12.6	8.6
Current portion of operating lease liabilities	11.4	—

Total current liabilities	300.0	296.6

Long-term debt, net of current portion	186.3	186.2
Finance leases, net of current portion	1.1	1.5
Plant closure provisions, net of current portion	44.4	43.6
Accrued income taxes, net of current portion	40.0	40.0
Unrecognized tax benefits, net of current portion	14.2	14.0
Operating lease liabilities, net of current portion	26.0	—
Deferred tax liabilities	48.1	48.2
Pension liabilities and post-employment benefits	15.6	15.7
Other non-current liabilities	2.0	2.1
Equity	848.9	825.5

Total liabilities and equity	$1,526.6	$1,473.4

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31
(in millions)	2019	2018
Cash Flows from Operating Activities

Net income	$28.7	$22.2
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	11.6	12.6
Deferred taxes	0.2	1.7
Cash contributions to defined benefit pension plans	(0.3)	(0.3)
Non-cash movements on defined benefit pension plans	(1.6)	(1.1)
Stock option compensation	1.6	0.8
Changes in working capital	(31.3)	(36.2)
Movements in accrued income taxes	4.4	(2.8)
Movements in plant closure provisions	0.4	0.7
Movements in unrecognized tax benefits	0.3	0.6
Movements in other assets and liabilities	(0.8)	(0.2)

Net cash provided by/(used in) operating activities	13.2	(2.0)

Cash Flows from Investing Activities

Capital expenditures	(10.7)	(3.8)
Internally developed software	(0.5)	(0.8)

Net cash used in investing activities	(11.2)	(4.6)

Cash Flows from Financing Activities

Net repayment of revolving credit facility	—	(5.0)
Repayment of finance leases	(0.6)	(0.7)
Issue of treasury stock	1.0	1.0
Repurchase of common stock	(1.9)	(1.1)

Net cash used in financing activities	(1.5)	(5.8)
Effect of foreign currency exchange rate changes on cash	(0.1)	0.3

Net change in cash and cash equivalents	0.4	(12.1)
Cash and cash equivalents at beginning of period	123.1	90.2

Cash and cash equivalents at end of period	$123.5	$78.1

Amortization of deferred finance costs of $0.2 million (2018 - $0.1 million) are included in depreciation and amortization in the condensed consolidated statements of cash flows and in interest expense, net in the condensed consolidated statements of income.